Exhibit 99.1

                                 INFOSONICS

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 5880 Pacific Center Blvd, San Diego, CA 92121 858-373-1600 www.infosonics.com
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INFOSONICS CORPORATION

Jeffrey A. Klausner, Chief Financial Officer
858-373-1600


               INFOSONICS ADDS KIRK WALDRON TO BOARD OF DIRECTORS

SAN DIEGO, January 21, 2005- InfoSonics Corporation (AMEX: IFO), one of the largest distributors of wireless handsets in the United States and Latin America, today announced the addition of Kirk Waldron to its board of directors. He currently serves as interim president and CFO for SMTEK International, Inc. (Nasdaq: SMTI); an electronics manufacturing services provider serving original equipment manufacturers (OEMs) in the medical, industrial instrumentation, telecommunications, security, financial services automation, aerospace and defense industries.

"Kirk will provide an added level of public company financial and operational experience and expertise to the InfoSonics board," said Joseph Ram, president and CEO of InfoSonics. "We welcome him to the board and look forward to working with Kirk for the continued success of the organization."

Prior to joining SMTEK, Waldron served as CEO, president and CFO for two other public companies, and is also a CPA. Mr. Waldron brings an extensive amount of operating, management, accounting and corporate governance experience. Mr. Waldron also serves on the board of directors of the Ventura County Chapter of the American Red Cross.

About InfoSonics Corporation
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InfoSonics is one of the largest distributors of wireless handsets and accessories in the United States and Latin America. For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports the manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in the U.S. and Latin America. For additional information, please visit http://www.infosonics.com.
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The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Some of these uncertainties and risks include, but are not limited to, the demand for our products, our ability to obtain our products from our suppliers, our ability to maintain commercially feasible margins given significant competition, and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. InfoSonics undertakes

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no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks described in other documents that InfoSonics files from time to time with the Securities and Exchange Commission ("SEC"), including the final prospectus filed June 18, 2004, in connection with the Company's initial public offering.